ENTERTAINMENT DISTRIBUTION COMPANY

January 8, 2009

[redacted]

[redacted]

On behalf of EDC, I would like to thank you for assisting the Company through this very difficult time. As an indication of EDC's commitment to one of its most valuable and essential employees, I am pleased to inform you that you will receive a lump sum payment equal to $22,920 provided that you continue working through your employment end date. You will receive this lump sum payment in a payroll cycle run shortly after your employment end date. This is in addition to the first lump sum payment previously communicated to you.

Thank you for your continued support and hard work.

Mike Klinger

EVP and CFO